Exhibit (a)(1)(A)

TEXTRON INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

JULY 2, 2010

THIS EXCHANGE OFFER AND THE ASSOCIATED WITHDRAWAL RIGHTS WILL COMMENCE ON JULY 2, 2010, AND WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON JULY 30, 2010 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.

Textron Inc., a Delaware corporation (referred to in this Offer to Exchange as “Textron,” the “Company,” “we,” “our” or “us”), is offering certain employees a limited opportunity to elect to exchange certain employee stock options for replacement options (the “New Options”) covering a fewer number of Textron common shares. We refer to this offer as the “Offer” or the “Option Exchange Program”, and it is described in and subject to the terms and conditions set forth in this document, which we refer to as the “Offer to Exchange.” The New Options will be granted under the Textron Inc. 2007 Long-Term Incentive Plan (Amended and Restated as of April 28, 2010) (the “2007 Plan”), with an exercise price equal to the closing price of our common stock on the New York Stock Exchange (“NYSE”) on the expiration date of the Offer.

Options subject to this Offer (“Eligible Options”) are outstanding employee stock options, whether vested or unvested, that:

•                  were granted before January 1, 2009 under the 2007 Plan or the Textron Inc. 1999 Long-Term Incentive Plan, as amended and restated (the “1999 Plan”);

•                  have an exercise price that exceeds the greater of (i) $38.00, (ii) the 52-week high trading price of our common stock during the period preceding the end of the Offer period (as of June 25, 2010, that price is $25.30 per share), or (iii) 50% above the closing price of our common stock on the expiration date of the Offer period; and

•                  are held by U.S. employees, other than our Executive Officers, employed by the Company as of the start date of the Offer and at the time the Offer expires (“Eligible Employees”).

The Offer is not a one-for-one exchange. Instead, the number of New Options granted in exchange for each Eligible Option surrendered pursuant to this Offer will be determined by the application of exchange ratios to be finalized on the expiration date of the Option Exchange Program based upon our stock price at that time.  Hypothetical exchange ratios are set forth on Schedule A attached hereto. The exchange ratios will be determined in a manner intended to result in the grant of New Options with an aggregate fair value that is approximately 15% lower than the aggregate fair value of the Eligible Options they replace, calculated as of the time that we set the exchange ratios.

None of the New Options will be vested on the date of grant. New Options will be subject to a new one-year vesting period and, to the extent the remaining period until the original vesting dates of the options for which they are exchanged exceeds one year, will maintain such original vesting dates.  The New Options will not provide for continuing vesting upon retirement or early retirement.  All New Options will be nonqualified stock options regardless of whether the Eligible Options exchanged were nonqualified or incentive stock options.

We are making this Offer on the terms and subject to the conditions stated in this Offer to Exchange. You are not required to exchange your Eligible Options. If you elect to participate in the Offer, you may elect to exchange your Eligible Options on a grant-by-grant basis. You may not elect to tender only a portion of an Eligible Option grant.  However, you may choose to tender Eligible Options granted on one grant date but not another grant date.

Our common stock is traded on the NYSE under the symbol “TXT”. On June 25, 2010, the closing price of our common stock was $19.31 per share. You should evaluate the risks related to our business, our common stock and this Offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this Offer.

See “Risks Relevant to the Offer” beginning on page 10 for a discussion of risks that you should consider before participating in this Offer.

IMPORTANT

If you want to exchange any of your Eligible Options, you must submit your election so that it is received before this Offer expires. All elections to exchange Eligible Options must be submitted online at the Textron Option Exchange Website, which is available from any internet-connected computer at https://textron.equitybenefits.com (the “Option Exchange Website”).  You will receive an email that contains instructions for logging onto the Option Exchange Website. Your online election must be properly submitted before the expiration of the Offer at 11:59 p.m., Eastern Time, on July 30, 2010.

The proper submission of all exchange-related actions, including elections, changes of elections and withdrawals, is your responsibility. (See Section III.4, “Procedures for Tendering eligible Options”)  Only responses that are properly submitted by the deadline will be eligible to be accepted. If your election is not properly submitted by the Offer expiration time, you will be deemed to have rejected this Offer. We are under no obligation to contact you to confirm your election not to participate.

An election confirmation will be generated when you submit your election online at the Option Exchange Website and again if you submit any change in your election or withdraw your election. You should print and save a copy of the confirmation for your records.

Participating in the Option Exchange Program involves risks. (See Section II. Risks Relevant to the Offer beginning on page 10). You should obtain current market prices for our common shares before you decide whether to exchange your Eligible Options.

You should rely only on the information contained in this Offer to Exchange or other documents referred to in this Offer to Exchange. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document and all related documents filed as part of the Tender Offer Statement with the U.S. Securities and Exchange Commission (the “SEC”) on July 1, 2010, including any amendments thereto. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this Offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

Although our Board of Directors has approved this Offer, neither Textron nor our Board of Directors makes any recommendation to you as to whether you should exchange your Eligible Options.

Nothing in this document shall be construed to give any person the right to remain in our employ or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted under law (subject to the terms of any employment agreement). Nothing in this document should be considered a contract or guarantee of wages or compensation.

You should direct questions about this Offer and requests for additional copies of this Offer to Exchange and other offer documents to Nate Walker, Stock Plan Lead at (401) 457-3570 or via email at generalequity@textron.com.

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Table of Contents

I. SUMMARY TERM SHEET — QUESTIONS AND ANSWERS		3

Questions and Answers about the Option Exchange Program		3

II. RISKS RELEVANT TO THE OFFER		10

Risks That Are Specific to This Offer		10

Risks Relating to Our Business Generally		12

III. THE OFFER		13

1.	General; Eligibility; Offer Expiration Time	13

2.	Terms of New Options	14

3.	Purpose of the Offer	17

4.	Procedures for Tendering Eligible Options	18

5.	Withdrawal Rights and Change of Election	18

6.	Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects; Acceptance of Eligible Options for Exchange; Issuance of New Options	19

7.	Extension of Offer; Termination; Amendment	20

8.	Material U.S. Federal Income Tax Consequences	20

9.	Conditions to Completion of the Offer	21

10.	Price Range of Common Shares Underlying Eligible Options	22

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options	23

12.	Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer	23

13.	Legal Matters; Regulatory Approvals	24

14.	Fees and Expenses	24

15.	Source and Amount of Consideration	24

16.	Information Concerning Textron	24

17.	Corporate Plans, Proposals and Negotiations	25

18.	Additional Information	25

19.	Financial Information	26

20.	Miscellaneous; Forward-Looking Statements	28

SCHEDULE A - EXCHANGE RATIOS BY STOCK OPTION GRANT DATE FOR THE TEXTRON OPTION EXCHANGE PROGRAM		A-1

SCHEDULE B - INFORMATION CONCERNING THE EXECUTIVE OFFICERS AND DIRECTORS OF TEXTRON INC.		B-1

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I. SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

Questions and Answers about the Option Exchange Program

The following questions and answers provide a summary of the Option Exchange Program and seek to address some of the questions that you may have about the Option Exchange Program and the Offer.  We urge you to read carefully this entire Offer to Exchange for additional details not addressed in this summary. Some of the responses in this summary include cross-references to sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this summary. References to “Textron,” the “Company,” “we,” “our” and “us” mean Textron Inc.

Q1.                            What is the Option Exchange Program?

The Option Exchange Program is an offer by Textron for Eligible Employees to voluntarily exchange some or all of their underwater Eligible Options for a lesser number of New Options at a lower exercise price. The exchange is not one-for-one. Instead, the number of New Options granted in exchange for Eligible Options is determined according to exchange ratios calculated to result in the grant of New Options with a fair value (as determined under applicable accounting rules) that is approximately 15% lower than the fair value of the options they replace (See Questions 11 and 12). None of the New Options will be vested on the date of grant.  New Options will have an exercise price equal to the last reported closing price of our common stock on the expiration date of the Offer (See Question 6) and will be subject to a new one-year vesting period and, to the extent the remaining period until the original vesting dates of the options for which they are exchanged exceeds one year, will maintain the original vesting dates (See Question 7).  The Offer expires at 11:59 p.m. Eastern Time, on Friday, July 30, 2010, unless we extend the Offer to a later date and time that we announce (see Question 18). Elections to tender Eligible Options in the Offer must be received prior to the expiration of the Offer.

Q2.                            Why is Textron offering the Option Exchange Program?

At Textron, stock options constitute a key component of our Long-Term Incentive Compensation Program and are intended to motivate and help retain talented employees.  Our employees hold a significant number of stock options with exercise prices that greatly exceed both the current market price of our common stock and the average market price of our common stock over the past 18 months.  Because you and other employees hold these “underwater” stock options, you may feel that these options do not currently have value.  As a result, we believe these underwater options may no longer provide the long-term incentive, motivation and retention objectives that they were intended to provide. The Option Exchange Program allows you to exchange Eligible Options which you perceive to be of no or limited value for New Options covering a fewer number of Textron shares with a more attractive exercise price (See Question 6).  Ultimately, the Option Exchange Program is intended to help you continue to find value in the long-term incentives that Textron provides. (For more information, see Section III.3)

Q3.                            How do I know whether I’m eligible to participate in the Option Exchange Program?

In general, you are considered an Eligible Employee and can participate in the Option Exchange Program if you are a U.S. employee and you are employed by Textron or one of its subsidiaries throughout the duration of the Offer period and you hold Eligible Options.  Textron’s Board of Directors and Executive Officers (Scott Donnelly, Frank Connor, John Butler and Terrence O’Donnell) cannot participate in the Option Exchange Program. (For more information, see Section III.1)

Q4.                            Which of my stock options are eligible to be exchanged?

Eligible Options are vested or unvested outstanding stock options that were granted before January 1, 2009 under the 1999 Plan or the 2007 Plan and that have an exercise price that exceeds the greater of (i) $38.00, (ii) the 52-week high trading price of our common stock during the period preceding the end of the Offer period (as of June 25, 2010, that price is $25.30 per share), or (iii) 50% above the closing price of our common stock on the expiration date of the Offer period.  Eligible Options include incentive stock options as well as nonqualified stock options.

Because Textron’s stock price will fluctuate during the Offer period, options that are eligible when the Offer period opens may not be eligible when the Offer period closes.

When you login to the Option Exchange Website you will see a list of your Eligible Options as of the opening of the Offer period, including the grant date, the exercise price and the number of shares subject to each grant. (For more information, see Section III.1)

Q5.                            Do I have flexibility in choosing which of my options to exchange?

Yes, you may elect to exchange your Eligible Options on a grant-by-grant basis. This means you may choose to exchange none, some, or all of your eligible grants. However, you cannot do a partial exchange for Eligible Options from the same grant. (For more information, see Section III.4)

Q6.                            What will be the exercise price and grant date of the New Options and when will I receive them?

The New Options will be granted promptly following the expiration of the Offer (expected to be July 30, 2010, unless extended, with an anticipated effective grant date of not later than August 1, 2010).  Assuming a Friday, July 30, 2010 expiration of the Offer, your New Options will have an exercise price equal to the closing price of Textron’s common stock on the New York Stock Exchange (rounded to the nearest penny) on that date.  Following the expiration of the Offer period and our acceptance of Eligible Options that you validly elect to exchange, you will receive documentation for your New Options, and the New Options will appear in your Morgan Stanley Smith Barney account (www.benefitaccess.com); exchanged options will be cancelled as of the expiration date of the Offer.  (For more information, see Section III.2) We cannot predict the exercise price per share of the New Options. We recommend that you obtain current market quotations for our common shares when deciding whether to tender your Eligible Options.  After the close of business on the date that the Offer is scheduled to expire, the exercise price of the New Options, which will equal the closing price of our common stock on that date, will be posted on the Option Exchange Website; you will have until 11:59 p.m. Eastern Time that night to make, change or withdraw your elections. (For more information, see Sections III.2 and III.6)

Q7.                            When will the New Options vest? When will they expire?

Our employee stock options cannot be exercised until they vest, with vesting based upon the employee’s continued employment with us or one of our subsidiaries. None of the New Options will be vested on the date of grant. Each New Option will be subject to a minimum one-year vesting period.  If an Eligible Option that is fully vested (or that would have fully vested within one year of the grant date of the New Options) is surrendered in the Offer, then the New Option granted in exchange for that Eligible Option will vest and become exercisable on the one-year anniversary of the grant date of the New Option, subject to your continued employment with Textron or one of our subsidiaries through the vesting date. If an Eligible Option that is in part vested and in part unvested (and that would not have fully vested within one year of the grant date of the New Options) is surrendered in the Offer, then the New Option granted in exchange for that Eligible Option will retain the vesting schedule of the Eligible Option, subject to the new minimum one-year initial vesting provision.

Your New Options will have the same remaining term as the Eligible Options that are exchanged.  For example, if an Eligible Option was granted on February 1, 2006 with a term of 10 years, the remaining term would be 5 ½ years as of the end of the exchange window. The New Option granted in exchange for that Eligible Option in this example would also have 5 ½ years remaining before it expires. (For more information, see Section III.2)

Q8.                            Does continued vesting for retirement eligible employees apply to the New Option grant?

No.  Unlike Textron’s existing Long-Term Incentive Compensation awards generally, which allow continued vesting for 3 years after retirement or early retirement, the New Options will not provide for any continuing vesting upon retirement or early retirement.  The Option Exchange Program was structured in this manner to motivate and help retain participating employees, rather than provide a windfall for employees who may retire before any New Options vest.  Therefore, if you retire or terminate employment for any reason other than death or disability prior to satisfaction of the new vesting requirement (the longer of one year or the original vesting period), the New Options will be cancelled on the date of termination. (For more information, see Section III.2)

Q9.                            What happens to the New Options if I become disabled or die?

As is the case with the Eligible Options, if you terminate employment on account of disability or death prior to the date that New Options are scheduled to vest, your New Options will automatically vest on the date of termination. (For more information, see Section III.2)

Q10.                     What happens to my New Options if I terminate employment (other than due to death or disability) with Textron?

In order to receive your New Options, you must be an employee of Textron or one of its subsidiaries on the expiration date of the Offer. If you obtain New Options and subsequently leave Textron, the terms for termination of service apply; all vested stock options can be exercised within a certain period of time before they are canceled, and unvested stock options are forfeited and canceled as of the day you leave Textron. If you leave Textron prior to when the New Options are vested, they will be cancelled and therefore they cannot be exercised. (For more information, see Section III.2)

Q11.                     How many shares will be subject to New Options that the Company is offering in exchange for my Eligible Options?

The Option Exchange Program is not a one-for-one exchange. Eligible Employees surrendering outstanding Eligible Options will receive New Options that are unvested and that, once vested, will be exercisable for a lesser number of common shares.  The ratio of the number of shares subject to an Eligible Option for each share subject to a New Option is referred to as the “exchange ratio.” Each grant of Eligible Options will be assigned an exchange ratio intended to result in the grant of New Options that have a fair value (as determined under applicable accounting rules) that is approximately 15% lower than the fair value of the Eligible Options surrendered in the exchange based on valuation assumptions made on the expiration date of the Offer.

The exchange ratios will show you how many Eligible Options you need to exchange to get one New Option. Hypothetical exchange ratios for each grant are attached as Schedule A to this Offer to Exchange and will be updated on a daily basis after the stock market closes. The actual exchange ratio applicable to each of your Eligible Options and the number of shares subject to each New Option that may be granted in exchange for each of your Eligible Options will be calculated on the expiration date of the Offer period based on our closing stock price on that date and, unless the Offer period is extended, will be available on your personalized election page on the Option Exchange Website after the close of business on Friday, July 30, 2010. You will have until 11:59 p.m., Eastern Time, on the expiration date of the Offer, (i) to elect to participate in the exchange offer or (ii) to withdraw previously tendered Eligible Options. (For more information, see Section III.2)

Q12.                     How will the exchange ratios be set?

The exchange ratios will be established on a grant date by grant date basis with an appropriate ratio assigned to each grant date which reflects a fair value of New Options that is approximately 15% lower than the fair value of the Eligible Options they replace, as calculated under applicable accounting standards.  The exchange ratios will be calculated using the Black-Scholes model, a widely accepted option valuation model that we use for determining the accounting expense of options, and, for modeling the expected life of the Eligible Options, the Monte Carlo binomial valuation model will be used.  These models take into account many variables, such as the volatility of our stock and the expected term of an option.  Because options with different exercise prices and expiration dates have different fair values under the Black-Scholes model, different grants will have different exchange ratios. Setting the exchange ratios in this manner is intended both to avoid any additional compensation cost that we must recognize on the New Options and, by applying the 15% discount, to enhance the fairness of the Option Exchange Program to our shareholders.  (For more information, see Section III.2)

Q13.                     Why doesn’t the Option Exchange Program offer a one-for-one exchange?

The Option Exchange Program has been designed to balance the interests of Textron’s shareholders with those of employees. Because the exchange is approximately “value-for-value,” with a 15% discount, it should not result in New Options having a grant date fair value that is greater than the fair value of Eligible Options on the date they are exchanged and therefore should not create additional compensation expense to Textron. Since underwater options will always be worth less than new currently-priced options with roughly the same terms and conditions, the exchange ratios cannot be one-for-one. (For more information, see Section III.2)

Q14.                     Am I required to participate in the Offer?

No. Participation in the Offer is voluntary. If you choose not to participate, you will keep all your existing options and will not receive any New Options under the Offer. (For more information, see Section III.4)

Q15.                     If I participate in the Offer, do I need to tender all of my Eligible Options?

No. If you elect to participate in the Offer, you may elect to tender your Eligible Options on a grant-by-grant basis. You may not elect to tender only a portion of an Eligible Option grant. However, you may choose to tender Eligible Options granted on one grant date but not another grant date. (For more information, see Section III.4)

Q16.                     Will my decision to participate in the Offer have any impact on my ability to receive options in the future?

No. Your decision to participate or not to participate in the Offer will not have any effect on whether or not you are eligible to receive future option grants or other equity awards. (For more information, see Section III.1)

Q17.                     What resources do I have to help me make my decision?

The main resource to help you make your decision is this Offer to Exchange document, which outlines all of the terms and conditions of the Option Exchange Program. This Offer to Exchange document is available on the Option Exchange Website. It is important that you read all of the available information and understand how the Option Exchange Program works before you make your decision.  Another valuable resource is the modeling tool — the Breakeven Calculator— that is available on the Option Exchange Website once you login. It allows you to model different scenarios using your assumptions of Textron’s stock price in the future and to understand the level to which our stock price would have to rise in order for the “intrinsic value” of an Eligible Option grant to equal the intrinsic value of the New Option grant that may be granted in exchange for that Eligible Option grant. The “intrinsic value” of an option grant is calculated by subtracting the exercise price of the option from the market value of a share of our common stock and multiplying this difference by the number of shares subject to the option grant. The Breakeven Calculator may help you make a decision to either keep or exchange a particular stock option grant. When you login to the Option Exchange Website you will see a list of your Eligible Options as of the opening of the Offer period, including the grant date, the exercise price and the number of shares currently subject to each grant. Additional presentations and information regarding the Option Exchange Program are also available on the Option Exchange Website.  (For more information, see Section III.4)

You are encouraged to login to the Option Exchange Website and carefully consider all of the information available to you, regardless of whether you determine to participate in the Option Exchange Program.

Q18.                     How long will I have to make a decision? Can the Offer period be extended?

The Offer period is scheduled to open on July 2, 2010 and the Offer is scheduled to expire at 11:59 p.m., Eastern Time, on July 30, 2010. You may change or withdraw your decisions up to the expiration time and date. All final elections need to be received by 11:59 p.m. Eastern Time on July 30, 2010. Any elections, changes or withdrawals of election not properly submitted online at the Option Exchange Website by that time will not be accepted. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Offer at any time. If this date is extended, you will be notified by email of the new expiration date. In addition, in certain circumstances Textron may terminate the Option Exchange Program and you will be notified if this happens. (For more information, see Sections III.1 and III.7)

Q19.                     How do I participate in the Option Exchange Program?

To participate in the Offer you must submit your decision online at the Option Exchange Website.  Your decision must be received by the time the Offer period expires, currently scheduled to be July 30, 2010 at 11:59 p.m. Eastern Time. Unless we extend the Offer for all Eligible Employees, no exceptions will be made to this deadline. When you submit your election through the Option Exchange Website, your exchange decision is confirmed when the confirmation page appears on your screen. In order to submit your election, you will be asked to confirm your agreement to the terms and conditions of the Option Exchange Program. (For more information, see Section III.4)

Q20.                     What does it mean to “tender” my options?

In connection with the Offer, when we refer to you “tendering” your options, we are referring to your election to exchange your Eligible Options for New Options on the terms and subject to the conditions set forth in this Offer to Exchange. By electing to exchange your Eligible Options, you are agreeing to the cancellation of your Eligible Options in exchange for New Options on the terms and subject to the conditions set forth in this Offer to Exchange. At the conclusion of the Offer, subject to the satisfaction of the conditions in the Offer, we intend to accept for exchange all Eligible Options that have been properly tendered. (For more information, see Sections III.4 and III.6)

Q21.                     Once I register a decision to exchange does Textron need to validate my election before I get my New Options?

Yes, Textron needs to go through a validation process to confirm that all grants are eligible and accepted before you can receive your New Options after the Offer period closes. Although you may register a decision to exchange a particular grant, it does not mean that the grant will be automatically accepted for exchange. For example, if the exercise prices of any eligible grants go below the highest adjusted closing price of our common stock during the 52-week period preceding the end of the Offer period, they would not be accepted for exchange and therefore no New Options would be granted in exchange for those formerly eligible grants. (For more information, see Section III.4)

Q22.                     If I don’t want to exchange any of my Eligible Options, do I have to register a decision on the Option Exchange Website?

If you are not going to exchange any of your Eligible Options, you do not have to do anything. The Option Exchange Website is for you to use in determining whether you want to exchange your Eligible Options. The decision to keep your Eligible Options or exchange them for new ones could have significant financial impact on you in the future. We therefore encourage all employees to carefully review this Offer to

Exchange document and to use the tools available on the Option Exchange Website and make an informed and thoughtful decision on whether to participate. (For more information, see Section III.4)

Q23.                     What happens to options I choose not to exchange?

Nothing will happen to the options you elect not to exchange. Your Eligible Options will remain outstanding until they are exercised or they expire by their original terms. They retain their existing exercise price and vesting schedule, and all of the other terms and conditions of the original grant. (For more information, see Section III.4)

Q24.                     Can I change my mind and withdraw from the Offer or decide to exchange additional options?

Yes, you may change your mind after you have submitted your election and withdraw (or add) some or all of your Eligible Options from the Offer through the Option Exchange Website at any time before the Offer expires (which is currently scheduled to be 11:59 p.m. Eastern Time on July 30, 2010).  If you have withdrawn your election to participate and then decide again that you would like to participate in this Offer, you may re-elect to participate by submitting a new election through the Option Exchange Website after the date of your withdrawal but before the time the Offer expires. You may change your mind as many times as you wish, but you will be bound by the last election properly submitted before the Offer expires. (For more information, see Section III.5)

Q25.                     Once the actual exchange ratio and exercise price are set on July 30, 2010, will I be able to change my election to participate in the Option Exchange Program?

Yes. The actual exchange ratios and the exercise price for New Options will be known after the NYSE closes on Friday, July 30, 2010.  The closing price of our common stock on July 30, 2010, which will be the exercise price for New Options, also will be known at that time.  You can change your election at any time through the expiration of the Offer, which is currently scheduled to be 11:59 p.m. Eastern Time on July 30, 2010.  The Option Exchange Website will be updated after the stock market closes to reflect the final information.  You can then login to the website and make any changes you wish regarding your election to participate in the Option Exchange Program, but you will be bound by the last election properly submitted before the Offer expires at 11:59 p.m. that night. (For more information, see Section III.5)

Q26.                     Are there any differences in the terms of the Eligible Options and the New Options I receive in exchange?

There are a number of differences between the terms of Eligible Options and the terms of New Options. None of the New Options will qualify as incentive stock options for U.S. income tax purposes, regardless of whether the Eligible Options qualified as such. Additionally, the vesting provisions of the New Options will be the greater of one year or the original vesting period for the exchanged options, and the New Options will not provide for continued vesting after retirement or early retirement.  It is possible that there are other differences, depending on the year your Eligible Options were granted. Each New Option will be granted under the 2007 Plan. These terms may be different than the terms of the Eligible Options that you elect to exchange. The Terms and Conditions, including the Noncompetition Agreement, applicable to the New Options can be found on the Option Exchange Website. (For more information, see Section III.2)

Q27.                     Will I owe taxes if I exchange my Eligible Options?

For U.S. federal income tax purposes, the exchange of Eligible Options for New Options is expected to be treated as a non-taxable exchange and no U.S. federal income tax obligations should arise at the time of the exchange. However, it is your responsibility to understand your personal potential tax consequences. (For more information, see Section III.8)

Q28.                     Why should I consider participating in this Option Exchange Program?

The Option Exchange Program provides a way to convert underwater options that are close to expiration, or possibly won’t yield value before they expire, into New Options. The New Options are not a guarantee of financial gain, but the Option Exchange Program allows you to start over by renewing your opportunity to benefit from stock options over the long term. Textron cannot provide advice on whether you should exchange your Eligible Options, or provide financial risk planning or tax planning advice, and we encourage you to talk to your personal legal counsel, accountant and/or financial advisor about whether you should exchange your options. As with any stock option, market conditions and stock price fluctuations will affect your future potential financial gain. (For more information, see Section II and Section III.3) We are not making any recommendation as to whether you should accept this Offer.

Q29.                     What are the risks of exchanging or not exchanging my eligible stock options?

Participating in the Option Exchange Program includes the risk that the price of Textron stock may increase in the future to such an extent that the Eligible Options you exchanged might have been worth more than the New Options you received. Conversely, there is risk associated with keeping your Eligible Options, because the share price might increase at a rate that makes the New Options more valuable. Either way, Textron can make no guarantees or predictions about the future price of Textron stock.

In evaluating the Option Exchange Program, be aware that the future performance of Textron stock and the value of your options will depend upon a variety of factors. Due to these factors, there is a possibility that your Eligible Options may remain underwater or that your New Options may go underwater. In both cases, the options would then have no value.

In addition, Eligible Options are subject to new vesting conditions and may not vest if your employment terminates or you retire even if they are granted in exchange for Eligible Options that were vested or that would have vested upon your retirement or early retirement. Other risks that you should carefully consider are set forth in Section II.

Q30.                     Are there any conditions to this Offer?

The completion of the Offer is not conditioned upon a minimum number of Eligible Options being exchanged; however, the completion of this Offer is subject to a number of customary conditions that are described in Section III.9. If any of these conditions is not satisfied, we will not be obligated to accept and exchange Eligible Options, though we may do so at our discretion. (For more information, see Section III.9)

Q31.                     Where can I go if I have additional questions?

If you have a question about how the Option Exchange Program works or need help navigating through the Option Exchange Website, contact Nate Walker, Stock Plan Lead at (401) 457-3570 or via email at generalequity@textron.com.

Q32.                     How will I be notified of any changes to or new information regarding the Option Exchange Program?

We will notify you of any changes to or new information regarding the Option Exchange Program, including any extension of the expiration date, by email.  Also, any changes or new information will be filed with the SEC under a Schedule TO-I/A. You may obtain a copy of any Schedule TO-I/A at the investor relations page on Textron’s website at www.Textron.com, or www.sec.gov. Textron’s investor relations website has a function that will send an alert to you when Textron files forms with the SEC. You can also obtain a copy of the Schedule TO-I/A without charge by contacting Nate Walker, Stock Plan Lead at (401) 457-3570 or via email at generalequity@textron.com.

II. RISKS RELEVANT TO THE OFFER

Participating in the Offer involves a number of risks and uncertainties. Conversely, there are risks associated with keeping your Eligible Options and deciding not to tender them in the Offer. We describe some of those risks below. Information concerning risk factors relevant to our common stock and our business also is included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010, as well as our Quarterly Report on Form 10-Q for the quarter ended April 3, 2010, which are incorporated by reference into this Offer. In addition, matters discussed in forward-looking statements contained in this Offer are subject to risks, uncertainties and other  factors, such as those set forth below and in our Annual and Quarterly Reports, that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange or in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Copies of these filings may be obtained as described in Section III.18. You should carefully consider these risks and you are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange, for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Offer.

The following discussion should be read in conjunction with the financial information in Section III.19, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K and 10-Q.

Risks That Are Specific to This Offer

If you exchange Eligible Options for New Options in the Offer and your employment with the Company terminates before the New Options fully vest, you will forfeit any unvested portion of your New Options.

If you elect to participate in the Offer, none of the New Options you receive will be vested on the date of grant. Each New Option will have a new vesting condition of the longer of one year from the New Option’s grant date and the remaining period until the original vesting date of the Eligible Option for which it is exchanged. Generally, if you cease to be employed by us, any New Options held by you will not continue to vest and any unvested portion of the New Options will be cancelled as of your date of termination. Accordingly, if you exchange Eligible Options for New Options in the Offer and your employment with us terminates for reasons other than death or disability before the New Options fully vest, you will forfeit any unvested portion of your New Options even if the Eligible Options surrendered in the Offer were vested at the time of the exchange.

Nothing in the Offer should be construed to confer upon you the right to remain an employee of Textron or one of its subsidiaries. The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the New Option grant date or thereafter.

The value of the New Options that you receive in the Offer may be less than the value of the Eligible Options that you surrendered in the Offer.

We have designed the Offer with the intention of granting New Options that do not result in significant additional compensation expense to the Company. The exchange ratios therefore have been established so that the aggregate fair value of Eligible Options surrendered in exchange for New Options granted is approximately 15% less than the aggregate fair value of the Eligible Options they replace, with fair values calculated under applicable accounting rules as of the time that we set the exchange ratios. Consequently, the number of New Options granted will be less than the number of Eligible Options tendered for exchange.

Because the number of shares that will be subject to New Options is lower than the number of shares subject to Eligible Options for which they are exchanged, it is possible that, at some point in the future, your surrendered

Eligible Options would have been economically more valuable than the New Options granted in the Offer. For example, assume the following hypothetical situation:

•                  You have options from 2007 to purchase 1,000 shares at an exercise price of $45.85, and options from 2008 to purchase 1,000 shares at an exercise price of $54.17, and

•                  The exercise price of the New Options is $19.31.

Also assume that, as shown in the chart below, the exchange ratios are set so that by exchanging the outstanding options from your 2007 grant, you would receive 384 New Options at the new exercise price of $19.31 per share. And by exchanging your 2008 grant, you would receive 362 New Options, also with a new strike price of $19.31 per share.

	Exercise Price of Eligible Option	Number of Eligible Options	Exercise Price of New Option	Exchange Ratio	Number of New Options
2007 annual grant	$45.85	1,000	$19.31	2.61 – to 1	384
2008 annual grant	$54.17	1,000	$19.31	2.77 – to 1	362

NOTE: The actual exercise price of New Options and exchange ratios will be established on the day of the expiration of the Offer. These exercise prices and the exchange ratios in this example are hypothetical and for illustrative purposes only.

As shown by the table below, depending on the price of our shares, the Eligible Options could have a higher value than New Options granted in exchange for those Eligible Options, meaning that in certain cases you could have a greater pre-tax profit if you had retained the Eligible Options, exercised them and immediately sold the shares, than if you had exchanged them for New Options, exercised the New Options and sold the shares. The share price at which the Eligible Options become more valuable than New Options depends upon a number of factors, including the exercise prices of the Eligible Option and the New Option and the applicable exchange ratio.

Profits from Exchanging or Not Exchanging Eligible Options Based on Hypothetical Exercise Prices and Exchange Ratios

	2007 Annual Grant		2008 Annual Grant
	Eligible Options	Eligible Options	Eligible Options	Eligible Options
	Not Exchanged	Exchanged	Not Exchanged	Exchanged
If the stock price is:	Potential gain of 1,000 options at existing exercise price of $45.85:	Potential gain of 384 New Options at new exercise price of $19.31:	Potential gain of 1,000 options at existing exercise price of $54.17:	Potential gain of 362 New Options at new exercise price of $19.31:
Less than $19.31	$0	$0	$0	$0
$40	$0	$7,945	$0	$7,490
$60	$14,150	$15,625	$5,830	$14,730
$80	$34,150	$23,304	$25,830	$21,970

Note that the foregoing example is provided by way of information only. Amounts shown as “potential gain” represent hypothetical values before taking into account the effect of income taxes and brokerage commissions, based on the assumption that options are exercised and Textron common shares received upon the option exercise are sold at the share prices indicated in the left hand column.

If the Company is acquired by or merges with another company, the value of the New Options that you receive in the Offer may ultimately be less than the value of the Eligible Options that you surrendered in the Offer.

A transaction involving the Company, such as a merger or other acquisition, could have a substantial effect on our share price, including significantly increasing the price of our common shares. Depending on the structure and terms of this type of transaction, holders of Eligible Options who elect to participate in the Offer might receive less of a benefit from the appreciation in the price of our common shares resulting from the merger or acquisition. This could result in a greater financial benefit for those holders of Eligible Options who did not participate in this Offer and retained their Eligible Options.

A transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. Generally, if you cease to be employed by us for reasons other than death or disability, any New Options held by you will not continue to vest and any unvested portion of the New Options will be cancelled as of your date of termination. If you exchange Eligible Options for New Options in the Offer and your employment with us terminates before the New Options fully vest, you will forfeit any unvested portion of your New Options even if the Eligible Options surrendered in the Offer were vested at the time of the exchange. There is no certainty as to how options, and in particular unvested options, will be treated in an acquisition. It is possible that the treatment of New Options in any such transaction may be less favorable than the treatment of Eligible Options.

The exchange ratio used in the Offer may not accurately reflect the value of your Eligible Options at the time of their exchange.

The calculation of the exchange ratio for the Eligible Options in the Offer will be principally based on the valuation method that we apply for accounting purposes and relies on numerous assumptions. If a different method or different assumptions had been used, or if the exchange ratios had been calculated as of a different date, the exchange ratio for an Eligible Option may have varied from the applicable exchange ratio reflected in this Offer. The valuation method that we use for establishing the exchange ratios is designed to estimate a fair value of options as of the date the exchange ratios were calculated, less a 15% discount, and is not a prediction of the future value that might be realized through Eligible Options or New Options.

Risks Relating to Our Business Generally

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010, as well as our Quarterly Report on Form 10-Q for the quarter ended April 3, 2010, and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your Eligible Options for exchange. You may access these filings electronically at the SEC’s website at www.sec.gov or on our website at the investor page at www.textron.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred without charge. See Section III.18 for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

III. THE OFFER

The following information provides important additional details regarding the Offer.

1.              General; Eligibility; Offer Expiration Time

Textron is offering certain employees a limited opportunity to voluntarily exchange certain employee stock options for New Options covering a lesser number of Textron common shares. The Offer is described in and subject to the terms and conditions set forth in this Offer to Exchange.

Eligible Employees.  With the exception of the excluded individuals described below, all U.S. employees who are employed by us or one of our subsidiaries on the date we commence the Offer, and who continue to be employed by us or one of our subsidiaries through the expiration of the Offer, will be eligible to participate in the Option Exchange Program if they hold Eligible Options.  Given the very small number of non-U.S. employees who hold potentially Eligible Options and the significant expense the Company would have to incur to comply with foreign local laws if the Offer were extended to employees worldwide, we have determined that the exclusion of non-U.S. employees from the Offer best accomplishes our compensation objectives.

Current and former members of our Board of Directors and our executive officers (Scott Donnelly, Frank Connor, John Butler and Terrence O’Donnell) are not eligible to participate in the Option Exchange Program.

Eligible Options.  We are offering to exchange only Textron stock options that are Eligible Options. Eligible Options are stock options exercisable for Textron common shares that:

•                  were granted prior to January 1, 2009 under the 1999 Plan or the 2007 Plan (the “Plans”);

•                  have an exercise price that exceeds the greater of (i) $38.00 per share, (ii) the 52-week high trading price of our common stock during the period preceding the end of the Offer period (as of June 25, 2010, that price is $25.30 per share) or (iii) 50% above the closing price of our common stock on the expiration date of the Offer period; and

•                  are outstanding (that is, are not previously exercised, expired, terminated or forfeited) and held by an Eligible Employee as of the start date of the program and at the time the Offer expires.

Eligible Options include vested and unvested stock options, whether incentive stock options or non-qualified stock options. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

We will determine which stock option grants are Eligible Options under the Option Exchange Program for purposes of the Offer. Elections to exchange options that do not qualify as Eligible Options will not be accepted.

If a stock option that you hold (either vested or unvested) expires, terminates or is forfeited before the date the Offer expires, whether because of termination of your employment or otherwise, that stock option will not be an Eligible Option. If a vested employee stock option is exercised before the date the Offer expires, that stock option likewise will not be an Eligible Option. Only stock options that have not expired, terminated, been forfeited or been exercised, that remain outstanding on the date the Offer expires and that are held by a U.S. employee of Textron or one of our subsidiaries will be Eligible Options.

To help you in reviewing your outstanding Eligible Options, we are providing you a list of your grants of Eligible Options, including the grant date, the exercise price and the number of Eligible Options. This information will be available to you once you enter the Option Exchange Website. The information regarding your Eligible Options is as of June 25, 2010.

If your employment with the Company terminates before the Offer expires, the existing terms and conditions of your options and the Plans will govern the impact of employment termination on your options.

Offer Expiration Time.  The Offer will extend for at least twenty (20) business days from the date it commences.  A “business day” means any day other than a Saturday, a Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m. (midnight) Eastern Time. The Offer will begin on July 2, 2010 and is scheduled to expire at 11:59 p.m., Eastern Time, on Friday, July 30, 2010 (or, if we extend the Offer period, a later date that we will specify). We currently have no plans to extend the Offer beyond July 30, 2010.

Change in Eligible Options.  In the event stock options that are Eligible Options at the beginning of the Offer become, during the Offer period, stock options that are not Eligible Options, those stock options will not be accepted for exchange.

No Impact on Future Awards.  Your decision to participate or not to participate in the Offer will not have any effect on whether or not you are eligible to receive future option grants or other equity awards. Eligibility for future option grants and equity awards will remain subject to the discretion of the Company and will not depend on whether you participate in the Offer.

2.              Terms of New Options

The New Options issued in exchange for Eligible Options will be issued under the 2007 Plan. The terms of the New Options will be different than the terms of the Eligible Options that you tender for exchange. The Terms and Conditions, including the Noncompetition Agreement, applicable to the New Options can be found on the Option Exchange Website. By submitting an election to exchange Eligible Options, you are accepting the terms of the New Options, including the Noncompetition Agreement.

The Option Exchange Program is not a one-for-one exchange. Eligible Employees surrendering outstanding Eligible Options will receive fewer New Options. The New Options will be unvested at grant and, once vested, will be exercisable for a lesser number of common shares, which have approximately the same fair value (as determined under applicable accounting rules), less a 15% discount, as the Eligible Options surrendered. The number of surrendered Eligible Options necessary to receive one New Option is referred to as the “exchange ratio.”

Each grant of Eligible Options will be assigned an exchange ratio. Hypothetical exchange ratios for the Eligible Options, based on Textron’s closing stock price on June 25, 2010 and market conditions as of that date, are shown in Schedule A to this Offer to Exchange.  The actual exchange ratios for the Eligible Options will be determined on the expiration date of the Offer.

The number of New Options granted in exchange for the Eligible Options tendered for exchange pursuant to this Offer will be determined on a grant-by-grant basis.  For each grant of properly submitted and accepted Eligible Options, the number of Eligible Options being exchanged will be converted into a number of New Options, rounded up to the nearest whole number.

The hypothetical exchange ratio applicable to each of your Eligible Options and the number of New Options that may be granted in exchange for each of your Eligible Options also is set forth on the Option Exchange Website. This information will be updated daily after the stock market closes, based upon the closing stock price of our common stock on that day.  The actual exchange ratios will be determined on the expiration date of the Offer.  Until the actual exchange ratios are determined, the numbers of shares subject to New Options shown on the Option Exchange Website are examples only and are based on assumptions made as of the date the hypothetical exchange ratios are calculated. The actual number of shares subject to New Options granted in exchange for tendered Eligible Options will be determined based upon the NYSE closing price of our common stock on the expiration date of the Offer, as well as other valuation assumptions in the Black-Scholes option valuation model and Monte Carlo binomial valuation model set forth below under “Further Information Regarding the Exchange Ratios.” Adjustments to any of the variables or assumptions, such as a change in the implied volatility of our stock or the closing price of our common stock, will result in a change to the number of shares subject to New Options that may be granted under this Offer. As a result, the number of shares subject to New Options set forth on the Option Exchange Website prior to the expiration of the Offer is an estimate and may not represent the actual number that you would receive in the Offer.

Finalization of Exchange Ratios.  As noted above, the hypothetical exchange ratios presented on Schedule A and on the Option Exchange Website are estimated, based on current information. The actual exchange ratios will not be known until the closing of the NYSE on the expiration date of the Offer. By approximately 6:00 p.m., Eastern Time on the expiration date of the Offer, the Company will update the Option Exchange Website with the actual exchange ratios and the exercise price of the New Options, which will equal the closing price of the stock on such date.  Eligible Employees will receive an email notifying them when the Option Exchange Website has been updated with the actual exchange ratios and the exercise price of the New Options.

You will have until 11:59 p.m., Eastern Time, on the expiration date of the Offer, (i) to elect to participate in the exchange offer or (ii) to change or withdraw any previous election to tender Eligible Options. You should direct questions about the Offer or requests for assistance to Nate Walker, Stock Plan Lead at (401) 457-3570 or via email at generalequity@textron.com.

Further Information Regarding the Exchange Ratios.  The exchange ratios will be determined in a manner intended to result in the grant of New Options with a fair value (as determined under applicable accounting rules) that is approximately 15% less than the aggregate fair value of the Eligible Options they replace calculated as of the time that we set the exchange ratios. We are establishing the exchange ratios using this method with the intention of not generating incremental compensation expense in connection with the grant of New Options and so that the terms of the Offer are fair to shareholders. The exchange ratios will be based on the fair value of the Eligible Options and the fair value of New Options, using the “Black-Scholes option pricing model,” which takes into account many variables, such as the closing prices of our common shares on the NYSE, the implied volatility of our common shares, risk-free interest rates, expected dividends and the expected term of an option. This is the same model that we use for financial reporting purposes. For calculating the fair value of the Eligible Options and New Options using the Black-Scholes option pricing model, we will use assumptions consistent with those used in calculating Textron’s equity compensation expense for all options granted to employees.  The Monte Carlo binomial valuation model will be used for modeling the expected life of the Eligible Options.

After calculating the values of the Eligible Options and the New Options using the models and the factors discussed above, we divided the value of a New Option by eighty-five percent of the value of an Eligible Option to obtain the exchange ratio. For example, if an Eligible Option is exercisable for 200 shares and the Eligible Option has a fair value of $4 per share, and a New Option has a fair value of $10 per share, the exchange ratio of Eligible Options to New Options is 2.9418 to 1 (that is, $10 divided by $3.4), so the Eligible Option could be exchanged for a New Option covering 68 shares (200 shares divided by 2.9418 rounded up to the nearest whole number).

Terms of New Options.  Each New Option will be granted under the 2007 Plan. None of the New Options will qualify as an incentive stock option for U.S. income tax purposes. The form of the Terms and Conditions, including the Noncompetition Agreement that will be applicable to the New Options, are available on the Option Exchange Website. The New Options will have the following terms:

•                  Each New Option will have an exercise price equal to the closing price of Textron’s common stock on the expiration date of the Offer;

•                  Each New Option will be subject to a minimum one-year vesting period;

•                  The term of each New Option will be the remaining term of the option for which it was exchanged; and

•                  The number of New Options will be less than the number of Eligible Options tendered for exchange.

Further information regarding the terms applicable to New Options is set forth below.

Exercise Price.  Unless the Offer is extended, the New Options will be granted no later than Sunday, August 1, 2010. All New Options will have an exercise price equal to the closing price of Textron’s common stock (rounded to the nearest penny) on Friday, July 30, 2010, the expiration date of the Offer, unless extended. The terms of the Option Exchange Program, including the date that the Offer concludes, are subject to governmental requirements which could result in concluding the Offer at a later date. Additionally, the Organization and Compensation Committee of the Board of Directors may otherwise decide to amend, postpone or not proceed with the commencement of the Offer, or under certain circumstances, to cancel the Offer once it has commenced. See Section III.9. “Conditions to Completion of the Offer.”

Vesting.  Our employee stock options cannot be exercised until they vest, with vesting based upon the employee’s continued employment with us or one of our subsidiaries. None of the New Options will be vested on the date of grant. New Options will be subject to a minimum one-year vesting period.   Each New Option will have a new vesting condition of the longer of one year from the New Option’s grant date and the remaining period until the original vesting date of the Eligible Option for which it is exchanged, with vesting conditioned upon your continued employment with Textron or one of our subsidiaries.  If an Eligible Option that is fully vested (or that would have fully vested within one year of the grant date of the New Options) is surrendered in the Offer, then the New Option granted in exchange for that Eligible Option will vest and become exercisable on the one-year anniversary of the grant date of the New Option, subject to your continued employment with Textron or one of our subsidiaries through the vesting date. If an Eligible Option that is in part vested and in part unvested (and that would not have fully vested within one year of the grant date of the New Options) is surrendered in the Offer, then the New Option granted in exchange for that Eligible Option will retain the vesting schedule of the Eligible Option, subject to the new minimum one-year initial vesting provision.

Unlike Textron’s existing Long-Term Incentive Compensation awards generally, which allow continued vesting for three years after retirement or early retirement, the New Options will not provide for any continuing vesting upon retirement or early retirement.  The Option Exchange Program was structured in this manner to motivate and help retain participating employees, rather than provide a windfall for employees who may retire before any New Options vest.  Therefore, if you retire or terminate employment for any reason other than death or disability prior to satisfaction of the new vesting requirement (the longer of one year or the original vesting period), the New Options will be cancelled on the date of termination.  As is the case with the Eligible Options, if you terminate employment on account of becoming disabled or death prior to the date that your New Options are scheduled to vest, your New Options will automatically vest on the date of termination.  In addition, as with the Eligible Options, New Options will also vest upon a change in control of Textron.

You should also keep in mind that if you exchange Eligible Options for New Options and you cease to be employed by Textron or one of our subsidiaries before the shares subject to the New Options vest, you generally will forfeit any unvested portion of your New Options, even if the Eligible Options that you surrendered to receive the New Options were vested at the time the Eligible Options were surrendered or would have vested within one year after the grant date of the New Options.

Term.  The term of each New Option will be the remaining term of the Eligible Option for which it was exchanged, subject to earlier expiration upon termination of employment under certain circumstances. Generally, if an Eligible Employee ceases to be employed by us for reasons other than death or disability, any New Option held by such employee will not continue to vest and any unvested portion of the New Option will be cancelled as of the Eligible Employee’s date of termination. Any vested, unexercised portion of the New Option will generally be exercisable for three months after termination for any reason other than retirement, death or disability.  Options expire one year after death and three years in the case of retirement, unless the term of the option expires sooner; upon disability, options remain exercisable for the remainder of their term.  Nothing in the Offer should be construed to confer upon you the right to remain an employee of the Company or one of our subsidiaries. The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain an employee of Textron or one of our subsidiaries until the grant date for the New Options or thereafter.

Other Terms and Conditions.  The other terms and conditions of the New Options will be set forth in the Terms and Conditions, including the Noncompetition Agreement, which will be governed by the terms and conditions of the 2007 Plan. New Options will be characterized for U.S. federal income tax purposes as nonqualified stock options. The common shares for which the New Options may be exercised are currently registered on a registration statement filed with the SEC.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF TEXTRON OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US ARE NOT AFFECTED OR CHANGED BY THE OFFER. WE CANNOT GUARANTEE

OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN AN EMPLOYEE OF THE COMPANY OR ONE OF OUR SUBSIDIARIES UNTIL THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER. IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE EMPLOYED BY US BEFORE THE NEW OPTIONS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

3.              Purpose of the Offer

Textron believes that an effective and competitive long-term incentive compensation program is imperative for the success of our business. Our Board and the Organization and Compensation Committee believe that equity-based compensation encourages employees to act like owners of the business, motivating them to work toward our long-term success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.  At Textron, stock options constitute a key component of our long-term incentive compensation program and are intended to motivate and help retain talented employees.  However, our stock price experienced a significant decline in late 2008 and early 2009 due in large part to the impact that the global financial and economic crisis had on our Finance segment. The continued weak economy has also had a severe impact on our Cessna business segment and a negative impact on most of our other manufacturing businesses.  As a result, our employees hold a significant number of stock options with exercise prices that greatly exceed both the current market price of our common stock and the average market price of our common stock over the past 18 months.  As of June 25, 2010, the closing price of our common stock on the NYSE was $19.31 per share and the weighted average exercise price of options eligible for the Option Exchange Program was $46.13 per share. As of that date, approximately 31.4% of our stock options, representing 2,874,835 shares, held by Eligible Employees had exercise prices greater than $38.00 per share.  Because you and other employees hold these “underwater” stock options, you may feel that these options do not currently have value.  As a result, we believe these underwater options no longer provide the long-term incentive, motivation and retention objectives that they were intended to provide. The Option Exchange Program allows you to exchange Eligible Options which you perceive to be of no or limited value for New Options covering a fewer number of shares with a more attractive exercise price (one which is closer to today’s stock price).  Ultimately, the Option Exchange Program is intended to help you continue to find value in the equity incentives that Textron provides.

In addition, successful execution of the Option Exchange Program would meaningfully reduce our total number of outstanding stock options, or “overhang,” represented by outstanding options that have high exercise prices and may no longer provide adequate incentives to our employees.  As noted above, options to purchase an aggregate of 2,874,835 shares of common stock are held by Eligible Employees.  These options have exercise prices ranging from $38.2875 to $62.25 per share, a weighted average exercise price of $46.13 per share and a weighted average remaining term of 6.6 years per share. These options comprised approximately 31.4% of the 9.1 million shares issuable pursuant to outstanding stock options as of June 25, 2010. We believe that allowing these underwater options to remain outstanding does not serve the interests of our shareholders and does not provide the motivation intended by our equity compensation program. By exchanging these underwater options for New Options covering a lesser number of shares, our overhang will decrease. In addition, by using an exchange ratio intended to result in the grant of New Options with a fair value that is approximately 15% lower than the fair value of the Eligible Options they replace, the overhang represented by the New Options will reflect an appropriate balance between our goals for our equity compensation program and our shareholders’ interests. In addition, the additional shares available under the 2007 Plan as a result of the reduction in outstanding options may be used to help retain certain high-performing employees not normally eligible for long-term incentive awards.

Finally, the Option Exchange Program will allow us to recapture value from accounting compensation costs that we already are incurring with respect to outstanding underwater stock options. The Eligible Options were granted with exercise prices equal to the grant date market value of the common stock underlying them. Under applicable accounting rules, we have recognized approximately $38 million of compensation expense through December 2009 related to these underwater options and will recognize another $1 million of compensation expense in the future even if these options remain underwater and are never exercised. We believe it is not desirable to continue to recognize compensation expense on options that are not perceived by our employees as providing value. By replacing options that have little or no retention or incentive value with options having an exercise price set at our current stock price, while not creating additional compensation expense, we will be making more efficient use of our resources.

4.              Procedures for Tendering Eligible Options

The Offer expires at 11:59 p.m., Eastern Time, on Friday, July 30, 2010. Unless we extend the Offer for all Eligible Employees, no exceptions will be made to this deadline. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Offer. If we elect to extend the Offer, we will notify Eligible Employees of the extension by email no later than 9:00 a.m. on the first business day following the previously announced expiration date.  If you want to exchange any of your Eligible Options, you must submit your election before this Offer expires. You may submit your election by going to the “Make My Election” section of the Option Exchange Website and following the instructions.  Responses submitted by any other means, including mail, telephone, email, fax or hand delivery, are not permitted.  You will receive an email at your Textron email address that announces the beginning of the Offer. You will also receive an email that contains a link to the Option Exchange Website along with your login information.

The proper electronic submission of all elections, changes of elections and withdrawals is your responsibility. Only responses that are complete and properly submitted by the deadline, i.e. all four steps in the “Make My Election” section of the Option Exchange Website have been completed in order and a confirmation email has been received, will be eligible to be accepted. If your election is not properly submitted by the Offer expiration time, you will be deemed to have rejected this Offer.

If you elect to participate in the Offer, you may elect to tender your Eligible Options on a grant-by-grant basis. If you elect to tender any Eligible Options granted to you on a particular grant date, you must tender all Eligible Options granted to you for that grant date to the extent not previously exercised. However, you may choose to tender options granted on one grant date but not another grant date.

If you are subject to the “Textron Inc. Policy on Trading in Company Securities”, your election to tender your Eligible Options and your ability to change or withdraw any election under the Offer are not subject to the Policy, and you need not preclear your elections with Company counsel. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they automatically will be cancelled if we accept the Eligible Options that you tender for exchange.

A confirmation page will appear on the Option Exchange Website when you submit your election through the Option Exchange Website and again if you submit any change in your election or withdraw your election, which you should print and save for your records. In addition, a confirmation email will be generated and sent to you which you should retain for your records.

Electing Not to Participate.  Participation in the Offer is voluntary, and there are no penalties for electing not to tender any of your Eligible Options. If you do not want to tender your options in the Offer, you do not need to do anything.  If we do not receive your online election before 11:59 p.m. Eastern Time, on the expiration date, which is currently scheduled to be July 30, 2010, we will interpret this as your election not to participate in the Offer, and none of your Eligible Options will be exchanged for New Options. Any Eligible Options that you do not validly tender will remain outstanding on the same terms and conditions on which they were granted. We are under no obligation to contact you to confirm your election not to participate.

Where You Can Get Additional Information.  If you have a question about how the Option Exchange Program works, need help navigating through the Option Exchange Website or have any other questions, contact Nate Walker, Stock Plan Lead at (401) 457-3570 or via email at generalequity@textron.com.  Note that the Option Exchange Website will be available when the Offer period opens on July 2, 2010.

5.              Withdrawal Rights and Change of Election

If you elect to tender Eligible Options in the Offer and later change your mind, you may change or withdraw your election at any time before the expiration of the Offer provided that you comply with the provisions of this Section III.5. If we extend the Offer, you may change or withdraw your election to tender of Eligible Options at any time until the extended deadline. You may change your mind as many times as you wish, but you will be bound by the latest election that is properly submitted before the expiration of the Offer.

You may change or withdraw a previous election by returning to the Option Exchange Website, clicking on “View/Change My Election”, changing your elections or indicating that you are not electing to exchange any of your Eligible Options and resubmitting the information on your election to participate. Your online election to change or withdraw a previous election must be submitted and received before the expiration deadline of 11:59 p.m., Eastern Time, on July 30, 2010 (or such later date as may apply if the Offer is extended).

In addition, while we currently expect the Offer to expire on July 30, 2010, you may withdraw the Eligible Options you have elected to exchange if we have not accepted those Eligible Options for exchange within forty (40) business days after the commencement of this Offer.

6.               Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects; Acceptance of Eligible Options for Exchange; Issuance of New Options

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine all questions as to form, validity (including time of submission), eligibility and acceptance of any tender of Eligible Options. We may reject any or all tenders of Eligible Options that we determine were not properly submitted or that we determine are unlawful to accept. Options that are tendered, but that do not qualify as Eligible Options, will not be accepted.  Subject to our rights to extend, terminate and amend the Offer, we expect to accept upon expiration of the Offer all validly tendered Eligible Options that are not properly withdrawn.

If you withdraw a previous election to tender Eligible Options, that withdrawal election may not be revoked after the Offer expires. Neither we nor any other person is obligated to give you notice of any errors in any election, change of election or withdrawal submitted by you, and no one will be liable for failing to give notice of any errors. We will determine all questions as to the form and validity (including time of submission) of withdrawals.

We may waive any defect or irregularity in any election with respect to any particular Eligible Option or any particular Eligible Employee. No Eligible Option will be treated as properly tendered until any defects or irregularities that we identify have been cured by the Eligible Employee tendering the Eligible Option or waived by us. Neither we nor any other person are obligated to give notice of receipt of any election or of any defects or irregularities involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of receipt of any election or any defects or irregularities.

All determinations that we make in the administration of the Option Exchange Program will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Acceptance.  If you are an Eligible Employee and validly tender Eligible Options that you do not withdraw from the Offer before the date and time the Offer expires, we expect to accept your options. Your election to tender your Eligible Options according to the procedures described above will constitute your acceptance of the terms and conditions of the Offer. Our acceptance of your Eligible Options that are properly tendered will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer. When we accept your properly tendered options, such options automatically will be cancelled and rendered null and void, and by tendering your Eligible Options, you irrevocably release all of your rights with respect to the exchanged Eligible Options. Your election to exchange Eligible Options for New Options constitutes your agreement to and acceptance of the terms and conditions of the New Options, including the Noncompetition Agreement, upon grant.

Timing of Acceptance.  Subject to our rights to extend, terminate and amend the Offer before the date the Offer expires and to our satisfaction or our waiver of all of the conditions to the Offer, we will accept promptly after the expiration of the Offer all validly tendered Eligible Options that have not been properly withdrawn.

Grant of New Options.  We expect to cancel all properly tendered Eligible Options on the day the Offer expires. The New Options will be granted no later than August 1, 2010, assuming that the Offer is not extended. If you elect to exchange Eligible Options in the Offer, we will send you an Option Exchange Confirmation notice by email following the expiration of the Offer, reflecting the Eligible Options that you validly tendered for exchange. All New Options will have an exercise price equal to the closing price of our common shares as reported by the

NYSE on the expiration date of the Offer. If the expiration date is extended, then the cancellation date and the New Option grant date would be similarly extended. Following issuance of the Option Exchange Confirmation notice, your New Options will be posted to your Morgan Stanley Smith Barney account and you will receive grant documentation for your New Options.

Termination of Option Agreements.  Upon our acceptance of your Eligible Options that you tender in this Offer, your currently outstanding grant documentation relating to the tendered Eligible Options automatically will be cancelled and rendered null and void and, by tendering your Eligible Options, you will irrevocably release all of your rights thereunder.

7.              Extension of Offer; Termination; Amendment

We may at any time and from time to time extend the period of time during which the Offer is open and thereby delay accepting any Eligible Options tendered for exchange by announcing the extension and giving oral, written or electronic notice of such extension to the Eligible Employees.

Before the expiration date and time of the Offer, we may postpone our decision of whether or not to accept and cancel any Eligible Options. In order to postpone accepting and canceling, we must announce the postponement and give oral, written or electronic notice of the postponement to the Eligible Employees. Our right to delay accepting Eligible Options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”), which requires us to pay the consideration offered or return the tendered options promptly after we terminate or withdraw the Offer.

Before the expiration date and time of the Offer, we may terminate the Offer if any of the conditions specified in Section III.9 occurs. In such event, any tendered Eligible Options will continue to be held by the tendering Eligible Employee as if no tender had occurred. We will provide oral, written or electronic notice of any such termination to all Eligible Employees holding Eligible Options. As long as we comply with applicable law, we reserve the right to amend the Offer in any respect, including by changing the number or type of options eligible to be exchanged in the Offer. Any amendment will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change. Without limiting the manner in which we may choose to disseminate any amendment, except as required by law, we have no obligation to publish, advertise or otherwise communicate any amendment to the Offer other than to Eligible Employees.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period the Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought (which requires us to extend the Offer for ten (10) business days), will depend on the facts and circumstances.

8.              Material U.S. Federal Income Tax Consequences

The following summarizes the material U.S. federal income tax consequences of the Offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Offer and does not address all possible tax aspects of transactions that may arise in connection with the Offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances unique to certain individuals may change the usual income tax results.

We believe the exchange of Eligible Options for New Options pursuant to the Offer should be treated as a non-taxable exchange in the U.S., and no income should be recognized for U.S. federal income tax purposes by us or the Eligible Employees upon the issuance of the New Options. However, the tax consequences of the Offer are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change.

Because the New Options issued in the Offer will be U.S. nonqualified stock options, upon exercise of the New Options, the Eligible Employee will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. If the Eligible Employee is an employee subject to U.S. income taxes at the time of exercise of the New Options, the ordinary income will be subject to applicable tax withholding. Upon disposition of the stock, the Eligible Employee will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Offer under all applicable laws prior to participating in the Offer.

The grant of the New Options and the cancellation of the Eligible Options will have no tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a nonqualified stock option in an amount equal to the amount of ordinary compensation income attributable to an Eligible Employee upon exercise. We have also endeavored to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) by granting New Options with exercise prices at or above fair market value on the grant date in exchange for Eligible Options. Section 409A of the Code is very complex and subject to change by the IRS. Eligible Employees should seek advice based on their particular circumstances from an independent tax advisor.

We will withhold all required local, state, federal, foreign, income and other taxes and any other amount required to be withheld by any governmental authority or law with respect to income recognized with respect to the exercise of a nonstatutory stock option by an Eligible Employee who has been employed by us. We will require any such Eligible Employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any of our common shares. There may be additional state or local tax effects resulting from the Offer or your participation in the Offer, and those effects may vary based on where you live. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this Offer.

9.              Conditions to Completion of the Offer

We will not be required to accept any Eligible Options tendered for exchange if any of the events described below occurs. We may terminate or amend this Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, if at any time on or after July 2, 2010 and on or before the date and time the Offer expires:

(a)          there shall have been instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of this Offer or the acquisition of some or all of the Eligible Options tendered for exchange pursuant to this Offer;

(b)         there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any government or governmental, regulatory or administrative agency, authority or tribunal that would:

(i) make the acceptance for exchange or the exchange of some or all of the Eligible Options elected for tender illegal or otherwise restrict or prohibit consummation of this Offer; or

(ii) delay or restrict our ability, or render us unable, to accept for exchange or to exchange some or all of the Eligible Options tendered for exchange;

(c)          there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on the extension of credit by banks or other lending institutions in the United States;

(v) in the case of any of the foregoing existing at the time of the commencement of this Offer, a significant acceleration or worsening thereof; or

(vi)  any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount greater than 10% measured during any time period after the close of business on July 2, 2010;

(d)         The closing price of our common stock on the NYSE on the expiration date of the Offer shall be more than $35.00 per share;

(e)          a tender or exchange offer with respect to some or all of our common shares, or a merger or acquisition proposal for us, shall have been announced or made by another person or entity or shall have been disclosed, or we shall have learned that:

(i) any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding common shares, or any new group shall have been formed that beneficially owns more than 5% of our outstanding common shares, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before July 30, 2010;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before July 30, 2010 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding common shares; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities.

These conditions are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them before the expiration of the Offer. We may waive them at any time and from time to time before the expiration of the Offer in our discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it will be deemed a waiver with respect to the particular facts and circumstances at issue. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.

10.       Price Range of Common Shares Underlying Eligible Options

There is no established trading market for the Eligible Options. The securities subject to the Eligible Options are shares of our common stock, par value $0.125. Our common stock currently trades on the New York Stock Exchange under the symbol “TXT.”

The following table presents the high and low sales prices per share of our common stock for the periods indicated as reported by the NYSE:

	High	Low
Fiscal 2008
Quarter Ended:
March 29, 2008	$ 71.69	$ 47.50
June 28, 2008	65.52	47.03
September 27, 2008	49.90	28.43
January 3, 2009	32.31	10.09
Fiscal 2009
Quarter Ended:
April 4, 2009	16.52	3.57
July 4, 2009	14.37	7.13
October 3, 2009	20.99	8.51
January 2, 2010	21.00	17.55
Fiscal 2010
Quarter Ended:
April 3, 2010	23.46	17.96

As of June 25, 2010, the closing price of our common shares as reported by the NYSE was $19.31 per share.

You should obtain current market prices for our common shares before you decide whether to tender your Eligible Options.

11.       Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options

A list of our current directors and executive officers as of June 25, 2010 is attached to this Offer to Exchange as Schedule B. Current and former members of our Board and our executive officers are not eligible to participate in the Option Exchange Program.

As of June 25, 2010, our executive officers and our non-executive Chairman of the Board of Directors (5 persons) as a group held unexercised and outstanding compensatory stock options to purchase a total of 2,013,605 of our shares, which represented approximately 22% of the shares subject to all options outstanding under all of our plans as of that date. Our other directors do not hold any compensatory stock options. The following table sets forth the beneficial ownership of each of our current executive officers and our Chairman of options outstanding as of June 25, 2010. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common shares, which was 9,147,746 as of June 25, 2010.

Name	Position	Number of Shares Subject to Outstanding Options	Percentage of Total Shares Subject to Outstanding Options

Lewis B. Campbell	Chairman of the Board	772,464	8.4%
Scott C. Donnelly	President, Chief Executive Officer and Director	536,348	5.9%
Frank T. Connor	Executive Vice President and Chief Financial Officer	163,933	1.8%
John D. Butler	Executive Vice President Administration and Chief Human Resources Officer	225,997	2.5%
Terrence O’Donnell	Executive Vice President, General Counsel and Corporate Secretary	314,863	3.4%

To the best of our knowledge, no directors or executive officers, nor any subsidiaries of ours, were engaged in transactions involving options to purchase our common shares or in transactions involving our common shares during the past sixty days before and including July 2, 2010.

Except as otherwise described in the Offer to Exchange or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 2, 2010, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.       Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer

Eligible Options that are surrendered in the Offer will be cancelled immediately upon our acceptance of the tender of such Eligible Options after expiration of the Offer. Consistent with the terms of the 2007 Plan, shares subject to Eligible Options granted under the 1999 Plan or the 2007 Plan that are surrendered and cancelled in the Option Exchange Program will return to the pool of shares available for grant under the 2007 Plan.

The exchange of options in the Option Exchange Program is treated as a modification of the Eligible Options for accounting purposes. Accordingly, if and to the extent the fair value of each award of New Options granted pursuant to the Option Exchange Program exceeds the fair value of the surrendered Eligible Options, such excess is considered incremental compensation. The remaining unrecognized compensation expense for the Eligible Options surrendered in exchange for the New Options will be recognized over the remainder of the original requisite service period while the excess incremental compensation, if any, will be recognized over the new service period. Because we will effectively discount the fair value of the New Options from the fair value of the Eligible Options, we do not expect to incur incremental compensation expense. In the event that any awards of New Options are forfeited prior to their vesting due to termination of an employee’s service, forfeited options will be included in our ongoing review of pre-vest forfeiture rates, which impacts the amount of compensation expense recognized.

13.       Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and payment for, Eligible Options tendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept tendered options is subject to the conditions described in Section III.9.

14.       Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for asking Eligible Employees to tender Eligible Options under the Offer.

15.       Source and Amount of Consideration

Source of Consideration.  The New Options issued in exchange for Eligible Options will be issued under the 2007 Plan. The 2007 Plan was approved by shareholders at the 2007 Annual Meeting of Shareholders and subsequently amended in 2008 and amended and restated in 2010.  A copy of the 2007 Plan is filed as Exhibit d(1) to the Schedule TO-I.   As of June 25, 2010, Eligible Options to purchase approximately 2.9 million of our common shares were outstanding and held by Eligible Employees.  The maximum number of common shares subject to New Options that may be issued under the Offer depends upon the closing price of our common stock on the NYSE on the expiration date. Based on our analysis, as of June 25, 2010, assuming all Eligible Options are exchanged in the Offer, an aggregate of approximately 1.1 million shares subject to New Options may be issued.

At our 2010 Annual Meeting of Shareholders, our shareholders approved an amendment to the 2007 Plan to authorize the Option Exchange Program. In addition, the following amendments have also been made to the 2007 Plan to incorporate certain “best practices”:

•         The definition of “change of control” was amended to require consummation of a transaction, rather than just shareholder approval of a transaction, for a change of control to occur. This change impacts the trigger date of acceleration provisions of future awards under the 2007 Plan, ensuring that benefits do not become payable in respect of a transaction that is not ultimately consummated;

•         Section 6(i) of the 2007 Plan was amended to clarify that no future option exchange for cash may be conducted without shareholder approval; and

•         Section 16 of the 2007 Plan was amended to prohibit any amendments to the 2007 Plan that (i) increase benefits to participants, (ii) increase the number of shares reserved under the plan or (iii) modify the requirements for participation in the 2007 Plan, without, in any such case, receiving shareholder approval of such amendment.

Amount of Consideration.  The Option Exchange Program is not a one-for-one exchange. Eligible Employees surrendering outstanding Eligible Options will receive fewer New Options. The New Options will be unvested at grant and, once vested, will be exercisable for a lesser number of common shares, which will have a fair value of approximately 15% less than the options surrendered.

16.       Information Concerning Textron

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative products and services around the world. We have approximately 32,000 employees worldwide.  We conduct our business through five operating segments: Cessna, Bell, Textron Systems and Industrial, which represent our manufacturing businesses, and Finance, which represents our finance business.

Our principal executive offices are located at 40 Westminster Street, Providence, Rhode Island, and our telephone number is (401) 421-2800. Requests for a copy of this Offer to Exchange and the other offer documents, should be directed to:  Nate Walker, Stock Plan Lead at (401) 457-3570 or via email at generalequity@textron.com.

17.       Corporate Plans, Proposals and Negotiations

The Company continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. We also may, from time to time, engage in repurchases of our outstanding common shares in either open market or privately negotiated transactions or may engage in issuances of our common shares or other capital raising transactions, depending on market conditions and other relevant factors. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of director positions with the Company or with existing members of management for changes in positions, responsibilities or compensation. The Company also enters into agreements for the purchase and sale of products and services, engages in purchases and sales of assets and incurs indebtedness from time to time in the ordinary course of business.

Subject to the foregoing and except as otherwise disclosed in this Offer to Exchange or in the Company’s filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:

•                  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of our significant subsidiaries;

•                 any purchase, sale or transfer of a material amount of our assets or the assets of any of our significant subsidiaries;

•                 any material change in our present dividend policy, or our indebtedness or capitalization;

•                  any other material change in our corporate structure or business;

•                  any changes to the present Board of Directors or management of the Company;

•                  our common shares not being authorized for listing on the NYSE;

•                  our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•                  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                  the acquisition by any person of any additional securities of the Company or the disposition of any of our securities; or

•                  any changes in our Restated Certificate of Incorporation, Amended and Restated Bylaws or other governing instruments or any actions that could impede the acquisition of control of the Company.

18.       Additional Information

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC on July 1, 2010, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. You should review the Schedule TO, including the exhibits, before making a decision on whether to participate in the Offer.

We also recommend that, in addition to this document, you review the following materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to participate in the Offer:

•                  our Annual Report on Form 10-K for the fiscal year ended January 2, 2010, filed with the SEC on February 25, 2010;

•                  the Definitive Proxy Statement for our 2010 Annual Meeting of Shareholders, filed with the SEC on March 16, 2010;

•                  our Quarterly Report on Form 10-Q for the quarter ended April 3, 2010 filed with the SEC on April 30, 2010; and

•                  the description of our common stock set forth under the caption “Description of Capital Stock” in the Company’s automatic shelf registration statement on Form S-3 ASR, filed with the SEC on July 28, 2008, File No. 333-152562, together with any amendment or report filed with the SEC for the purpose of updating such description.

You also may want to review the filings we make with the SEC after the date of this Offer to Exchange.

The filings listed above and our other reports, registration statements, proxy statements and other SEC filings can be inspected and copied at the reference facilities maintained by the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference rooms by calling the SEC at 800-732-0330. These filings are also available to the public on the website of the SEC at http://www.sec.gov and on our website at the investor relations page on http://www.textron.com.

We will also provide, without charge, to any Eligible Employee holding Eligible Options, upon the request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may make such a request by writing to our Investor Relations department at Textron Inc., Investor Relations 40 Westminster Street, Providence, RI 02903, or by calling (401) 457-2288.

The financial information, including financial statements and the notes thereto, included in our Quarterly Report on Form 10-Q for the quarter ended April 3, 2010 and Annual Report on Form 10-K for the fiscal year ended January 2, 2010 are incorporated herein by reference. Section III.19 below includes a summary of our financial information from our Quarterly Report on Form 10-Q for the quarter ended April 3, 2010 and our Annual Report on Form 10-K for our fiscal year ended January 2, 2010. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions above.

The information contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you in this Offer to Exchange.

19.       Financial Information

Financial Information.  We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the quarter ended April 3, 2010, both of which are incorporated herein by reference. The selected consolidated statements of earnings data for the fiscal years ended January 2, 2010 and January 3, 2009 and the fiscal quarters ended April 3, 2010 and April 4, 2009 and the selected consolidated balance sheets data as of January 2, 2010 and January 3, 2009 and as of April 3, 2010  and April 4, 2009 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 and our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended April 3, 2010. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Earnings and Balance Sheets

(Amounts in millions, except per share data)

	Fiscal Year Ended		Three Months Ended
	January 2, 2010	January 3, 2009	April 3, 2010	April 4, 2009
Consolidated Statements of Earnings
Revenues	$10,500	$14,010	$2,210	$2,526
Segment profit	$475	$1,451	$96	$136
Earnings from continuing operations	$(73)	$324	$(4)	$43
Net earnings	$(31)	$486	$(8)	$86
Earnings per share of common stock from continuing operations*:
Basic	$(0.28)	$1.32	$(0.01)	$0.18
Diluted	$(0.28)	$1.29	$(0.01)	$0.18
Net earnings per common share*:
Basic	$(0.12)	$1.97	$(0.03)	$0.35
Diluted	$(0.12)	$1.94	$(0.03)	$0.35
Weighted-average shares outstanding*:
Basic	262.9	246.2	273.2	244.0
Diluted	262.9	250.3	273.2	245.0

	April 3, 2010	January 2, 2010	January 3, 2009
Consolidated Balance Sheets
Total current assets for Manufacturing group	$6,019	$5,900	$5,436
Finance group - Finance receivables held for investment, net (unclassified assets)	$5,200	$5,865	$6,724
Total assets	$18,110	$18,940	$20,031
Total current liabilities for Manufacturing group	$2,719	$2,742	$4,781
Finance group — Debt (unclassified liabilities)	$4,811	$5,667	$7,388
Total liabilities	$15,269	$16,114	$17,665
Shareholders’ equity	$2,841	$2,826	$2,366

*For the year ended January 2, 2010 and the three months ended April 3, 2010, the diluted average share base excluded potential common shares (convertible debt and related warrants, stock options and restricted stock units) due to their antidilutive effect resulting from the loss from continuing operations.

Ratio of Earnings to Fixed Charges.  The ratio of earnings to fixed charges is computed by dividing fixed charges of Textron Inc. including all of its majority-owned subsidiaries into income from continuing operations before income taxes plus fixed charges. For Textron Inc. and its subsidiaries other than its Finance group, the denominator also adds back dividends received from the Finance group, subtracts capital contributions paid to the Finance group under an intercompany Support Agreement and eliminates pretax income/loss of the Finance group.  Fixed charges in both calculations include interest expense and the portion of rent expense which is deemed to be representative of the interest factor. Interest expense related to income tax exposures has been recognized in income tax expense and has therefore been excluded from the calculation.

	Fiscal Year Ended		Three Months Ended
	January 2, 2010	January 3, 2009	April 3, 2010
Ratio of earnings to fixed charges — Textron Inc. and subsidiaries	0.56x	2.30x	1.14x
Ratio of earnings to fixed charges — Manufacturing group	2.29x	4.95x	3.24x

Book Value Per Share.  Our book value per share as of our most recent balance sheet dated April 3, 2010 was $10.40.

Additional Information.  For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended January 2, 2010, our Quarterly Report on Form 10-Q for the quarter ended April 3, 2010, and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your Eligible Options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section III.18 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

20.       Miscellaneous; Forward-Looking Statements

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

This Offer to Exchange contains, or incorporates by reference, forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause such differences include market, credit, operational, regulatory, strategic, liquidity, capital and economic factors as discussed under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 and in our Quarterly Report on Form 10-Q for the quarter ended April 3, 2010, and in other periodic reports filed with the SEC.

We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange or in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  In addition, the safe harbor protections for forward-looking statements contained in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, do not apply to any forward-looking statements we make in connection with the Offer to Exchange, including any forward-looking statements incorporated herein by reference from our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Neither the Company nor the Board of Directors makes any recommendation as to whether or not you should participate in the Offer. We have not authorized any person to make any recommendation on our behalf as to whether or not you should participate in the Offer. You should rely only on the information contained in this Offer to Exchange or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Exchange. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

This transaction has not been approved or disapproved by the SEC, nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document.

TEXTRON INC.

July 2, 2010

SCHEDULE A

EXCHANGE RATIOS BY STOCK OPTION GRANT DATE FOR THE TEXTRON OPTION EXCHANGE PROGRAM

As of June 25, 2010

Grant Date	Exercise Price of Eligible Options	Hypothetical Exchange Ratio*
2/23/2005	$ 38.2875	2.74
12/1/2005	39.7525	2.60
3/1/2006	43.9750	2.81
5/1/2006	45.0125	2.79
9/1/2006	42.2775	2.53
12/1/2006	48.5050	2.86
3/1/2007	45.8500	2.61
3/4/2007	44.7850	2.55
4/2/2007	45.3450	2.54
5/1/2007	50.9150	2.83
2/29/2008	54.1700	2.77
4/1/2008	57.9000	2.91
5/1/2008	61.7300	3.09
6/2/2008	62.2500	3.13

*Based upon the Textron closing stock price on June 25, 2010.

A-1

SCHEDULE B

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF TEXTRON INC.

The directors and executive officers of Textron Inc. as of June 25, 2010, are set forth in the following table:

Name	Position and Offices Held

Scott C. Donnelly	President, Chief Executive Officer and Director
Frank T. Connor	Executive Vice President and Chief Financial Officer
John D. Butler	Executive Vice President Administration and Chief Human Resources Officer
Terrence O’Donnell	Executive Vice President, General Counsel and Secretary
Lewis B. Campbell	Chairman of the Board
Kathleen M. Bader	Director
R. Kerry Clark	Director
Ivor J. Evans	Director
Lawrence K. Fish	Director
Joe T. Ford	Director
Paul E. Gagne	Director
Dain M. Hancock	Director
Lord Powell of Bayswater KCMG	Director
Lloyd G. Trotter	Director
Thomas B. Wheeler	Director
James L. Ziemer	Director

The address of each executive officer and director is:

Textron Inc.

40 Westminster Street

Providence, Rhode Island 02903

Members of our Board of Directors and our executive officers are not eligible to participate in this Offer.

B-1